UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

November 19, 2008

Date of Report (Date of earliest event reported)

NewStar Financial, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33211	54-2157878
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Boylston Street, Suite 1600, Boston, MA 02116

(Address of principal executive offices) (Zip Code)

(617) 848-2500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On November 19, 2008, NewStar Financial, Inc. (the “Company”) entered into a Note Purchase Agreement, by and among NewStar Warehouse Funding 2005 LLC, as the issuer, the Company, as the seller and the servicer, each of the investors from time to time party thereto, each of the liquidity banks from time to time party thereto and Citicorp North America, Inc., as the Note Purchaser Agent (the “Note Purchase Agreement”). In conjunction with the Note Purchase Agreement, the Company also entered into an Amended and Restated Sale and Servicing Agreement among the Company, as the servicer and seller, NewStar Warehouse Funding 2005 LLC, as the purchaser, and Lyon Financial Services, Inc., d/b/a U.S. Bank Portfolio Services as the backup servicer (the “Amended and Restated Sale and Servicing Agreement”). The Note Purchase Agreement and the Amended and Restated Sale and Servicing Agreement represent both a renewal and eventual termination of the existing Amended and Restated Note Purchase Agreement (the “Existing Note Purchase Agreement”) and the existing Sale and Servicing Agreement that the parties entered into on December 22, 2006.

The Note Purchase Agreement differs materially from the Existing Note Purchase Agreement in that it reduces the maximum note balance that the Company may borrow from $400,000,000 to $300,000,000, reduces the Company’s advance borrowing base to 60%, increases one of the measures used to calculate the note interest rate to 2.50% and replaces the party serving as the note purchaser agent from Citigroup Global Markets Realty Corp. to Citicorp North America, Inc., a conduit entity. The Amended and Restated Sale and Servicing Agreement also extends the revolving period to November 19, 2009, and extends the final maturity date to November 7, 2011.

ITEM 1.02.	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

The information set forth in Item 1.01 of this Current Report is incorporated herein by reference.

ITEM 2.03.	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information set forth in Item 1.01 of this Current Report is incorporated herein by reference.

The Company must comply with various financial and operating covenants required by the Note Purchase Agreement and the Amended and Restated Sale and Servicing Agreement, the breech of which could increase the note interest rate and accelerate repayment of the note.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWSTAR FINANCIAL INC.

Date: November 24, 2008	By:	/s/ JOHN K. BRAY
John K. Bray
Chief Financial Officer

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